Exhibit 99.1

The St. Joe Company Reports Third Quarter and First Nine Months of 2022 Results and Declares a Quarterly Dividend Of $0.10

  Quarterly revenue increased by 7% to $57.6 million, compared to $53.9 million in 2021 due to strong growth in leasing and hospitality revenue, which we believe is recurring. Leasing revenue increased by 42% and hospitality revenue increased by 30%. Real estate revenue decreased by 26% due to timing of homesite closings.
  Net income attributable to the Company for the quarter decreased by 18% to $12.4 million compared to $15.2 million in the same period in 2021. In 2021, the Company received a one-time payment of $3.6 million related to Hurricane Michael.
  For the first nine months of 2022, revenue increased by 14% to $190.7 million and net income attributable to the Company increased to $42.8 million, as compared to $42.6 million for the first nine months of 2021.
  During the nine months ended September 30, 2022, the Company repurchased 576,963 shares of its common stock for $20.0 million.

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--October 26, 2022--The St. Joe Company (NYSE: JOE) (the “Company”) today reported third quarter and nine months to date 2022 results.

Total revenue for the third quarter of 2022 increased by 7% to $57.6 million, as compared to $53.9 million for the third quarter of 2021. Leasing revenue increased by 42% to $10.1 million and hospitality revenue increased by 30% to $29.0 million, while real estate revenue decreased by 26% to $17.3 million. Operating revenue from leasing and hospitality accounted for 68% of the Company’s revenue for the three months ended September 30, 2022, as compared to 55% for the same period in 2021.

For the nine months ended September 30, 2022, total revenue increased by 14% to $190.7 million, as compared to $167.5 million for the first nine months of 2021. Leasing revenue increased by 48% to $28.2 million and hospitality revenue increased by 29% to $74.9 million, while real estate revenue decreased by 4% to $82.1 million. Operating revenue from leasing and hospitality accounted for 54% of the Company’s revenue for the nine months ended September 30, 2022, as compared to 46% for the same period in 2021.

Over the past few years, the Company entered into eight joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended September 30, 2022, these unconsolidated joint ventures had $59.7 million of revenue, as compared to $7.5 million for the same period in 2021. For the nine months ended September 30, 2022, these unconsolidated joint ventures had $106.9 million of revenue, as compared to $18.4 million for the same period in 2021. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $2.5 million of pre-tax income in Equity in Income (Loss) from Unconsolidated Joint Ventures for the three months ended September 30, 2022, as compared to a loss of ($0.5) million for the three months ended September 30, 2021.

Net income attributable to the Company for the third quarter of 2022 decreased by 18% to $12.4 million, or $0.21 per share, compared to net income attributable to the Company of $15.2 million, or $0.26 per share, for the same period in 2021. In 2021, the Company received a one-time payment of $3.6 million as recovery of lost revenue related to timber crop that was destroyed as a result of Hurricane Michael in 2018. Net income attributable to the Company for the first nine months of 2022 increased to $42.8 million, or $0.73 per share, compared to net income attributable to the Company of $42.6 million, or $0.72 per share, for the same period in 2021.

Net Cash Provided by Operating Activities for the three months ended September 30, 2022, decreased to $1.3 million, compared to $17.9 million for the same period in 2021. The decrease was primarily driven by a $7.3 million increase in cash spend on real estate to be sold, as compared to the third quarter of 2021, due to increased homebuilder contract volume. The homesite spend increase was primarily on the 2,376 homesites currently under homebuilder contracts. For the nine months ended September 30, 2022, Net Cash Provided by Operating Activities decreased to $30.3 million, compared to $65.1 million for the same period in 2021. The decrease was driven by a $41.4 million increase in cash spend for real estate to be sold.

Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended September 30, 2022, decreased by 24% to $23.3 million, compared to $30.8 million for the same period in 2021. CGFDI for the nine months ended September 30, 2022, increased by 8% to $96.2 million, as compared to $89.3 million for the same period in 2021.

In the third quarter of 2022, the Company funded $71.7 million in capital expenditures, paid $5.9 million in cash dividends and used $19.8 million to repurchase 572,203 shares of its common stock. For the nine months ended September 30, 2022, the Company funded $229.6 million in capital expenditures, paid $17.7 million in cash dividends and used $20.0 million to repurchase 576,963 shares of its common stock. As of September 30, 2022, the Company’s investment in development property was $467.2 million in addition to a balance of $152.0 million in total investment in real estate of unconsolidated joint ventures with development in process. These assets, when complete, will be added to operating property or sold. The Company maintained cash, cash equivalents and investments of $93.2 million as of September 30, 2022. As of September 30, 2022, in addition to the 2,376 homesites under contract with $186.3 million of value in the Company’s residential communities, Latitude Margaritaville Watersound unconsolidated joint venture had 641 homes under contract, which together with the 2,376 homesites under contract, are expected to result in sales value of approximately $502.8 million at closing of the homesites and homes.

On October 26, 2022, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, payable on December 9, 2022, to shareholders of record as of the close of business on November 10, 2022.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “Through the first nine months of 2022, our revenue exceeded the total revenue for the first nine months of 2021 by 14%. In addition, our unconsolidated joint ventures generated $106.9 million of revenue for the first nine months of 2022, as compared to $18.4 million for the first nine months of 2021. As of September 30, 2022, we have invested $58.9 million into these eight unconsolidated joint ventures in which we have significant economic interest. We expect the activity in these unconsolidated joint ventures to continue to increase as home delivery volume increases in the Latitude Margaritaville Watersound community and construction completes at the Watersound Fountains Independent Living and the new Residence Inn by Marriott hotel.”

Mr. Gonzalez continued, “In the first nine months of 2022, hospitality and leasing revenue generated a total of $103.1 million in revenue representing a 34% increase over the prior period. To further build recurring revenue, we have additional properties currently under construction. Of these, 360 multi-family and senior living units and 646 of the hotel rooms currently under construction are anticipated to be completed in 2023. In addition, the club membership program has continued to grow. For the first nine months of 2022, the Company added 318 net new members to our growing Watersound Club membership program. As a result of the growth in membership, club revenue, which we believe is recurring, for the third quarter of 2022 increased by 32%, as compared to the same period in 2021. Our completed multi-family and senior living portfolio has over 1,100 units, with an occupancy rate of 90%. Our commercial leasing portfolio consists of approximately 1,043,000 square feet, of which approximately 971,000, or 93%, was leased.

“As of September 30, 2022, we had a backlog with 2,376 homesites under contract as well as 641 Latitude Margaritaville Watersound homes under contract, which together are expected to result in a record sales value of $502.8 million. We also continue to feel the impact from supply chain disruptions that have delayed homesite and home deliveries by a few months and have increased construction costs. Delayed deliveries are a matter of change in timing of the sale and are not resulting in canceled contracts. Homebuilders continue to purchase our homesites as soon as we complete development, without any requests for extensions.”

Mr. Gonzalez concluded, “The business strategy we have been executing over the last few years of maintaining a fortress-like balance sheet, diversifying revenue streams, and increasing recurring revenue is so important during times of disruption and uncertainty. The current macro-economic factors have given us an opportunity to repurchase over half a million of our own shares at a favorable price. Even though we cannot predict the residual macro-economic impacts, with our strong liquidity and efficient operating and corporate cost structure, we have been building this company for the long run and to weather challenging and uncertain times.”

Real Estate

For the third quarter of 2022, the homesite sales volume decreased by 34% to 78 homesites, as compared to 119 homesites in the third quarter of 2021. Due to the mix of sales from different communities, the average sales price for the third quarter of 2022 was $141,000 per homesite, as compared to $159,000 per homesite for the third quarter of 2021. The volume of homesite closings has been impacted by the availability of completed homesites in the Company’s residential communities. The Company incurred $20.2 million in capital expenditures in the residential segment for the three months ended September 30, 2022, to meet the homebuilders demand for homesites.

For the nine months ended September 30, 2022, the homesite sales volume consisted of 490 homesites, as compared 494 homesites sold in the first nine months of 2021. The average sales price for the first nine months of 2022 was $117,000, as compared to $125,000 for the same period in 2021, due to mix of homesite sales from different communities.

As of September 30, 2022, the Company had 2,376 residential homesites under contract, which are expected to result in revenue of approximately $186.3 million, plus residuals, over the next several years, as compared to 1,661 residential homesites under contract for $160.7 million, plus residuals, as of September 30, 2021.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 153 net sale contracts executed in the third quarter of 2022. Since the start of sales in 2021, there have been 888 home contracts. For the third quarter of 2022, there were 117 completed home sales bringing the community to 247 occupied homes. The 641 homes under contract as of September 30, 2022, are expected to result in sales value of approximately $316.5 million at completion.

Hospitality

Hospitality revenue increased by 30% to $29.0 million in the third quarter of 2022, as compared to $22.3 million in the third quarter of 2021. For the nine months ended September 30, 2022, revenue increased by 29% to $74.9 million, as compared to $58.0 million in the first nine months of 2021.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program, opening of the Point South Marina Bay Point, a new Harrison’s Kitchen and Bar restaurant and increased visitor activity. As of September 30, 2022, the Company had 2,573 members, as compared to 2,158 members as of September 30, 2021. As of September 30, 2022, the Company owned (individually by the Company or through an unconsolidated joint venture) and/or managed six hotels with 531 operational hotel rooms, as compared to 393 hotel rooms as of September 30, 2021. In addition, there are six new hotels under construction planned for 767 hotel rooms.

Homewood Suites by Hilton hotel at the Publix Sports Park opened to guests in March 2022. The Lodge 30A hotel is scheduled to open later this year. Camp Creek Inn boutique hotel, with expansive adjacent club amenities, Embassy Suites by Hilton and the Residence Inn by Marriott in the Pier Park area of Panama City Beach, Hotel Indigo in Panama City’s waterfront district and the Home2 Suites by Hilton hotel in Santa Rosa Beach will follow. When complete, operational hotel rooms and suites are expected to increase to 1,298 from today’s 531.

Point South Marina Bay Point, with 127 wet slips, fully opened for business in the third quarter of 2022. Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, plans to commence operations by year end. The Company is planning to build and/or operate additional marinas with potential for a total of 750 wet and dry slips.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 42% to $10.1 million in the third quarter of 2022, compared to the same period in 2021. For the nine months ended September 30, 2022, leasing revenue increased by 48% to $28.2 million, as compared to $19.1 million in the first nine months of 2021. As of September 30, 2022, the Company, through consolidated and unconsolidated joint ventures, had 1,107 completed multi-family and senior living units with an additional 576 units under construction.

Rentable space as of September 30, 2022, consisted of approximately 1,043,000 square feet, of which approximately 971,000, or 93%, was leased, compared to approximately 986,000 square feet as of September 30, 2021, of which approximately 821,000, or 83%, was leased. The Company has an additional 54,000 square feet of rentable space under construction. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended September 30, 2022, increased $0.3 million to $5.3 million, as compared to $5.0 million for the same period in 2021. For the nine months ended September 30, 2022, corporate and other operating expenses decreased by $0.6 million to $16.5 million, as compared to $17.1 million for the first nine months of 2021.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter of 2022 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the third quarter of 2022 and 2021, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Real estate revenue	$17.3	$23.5	$82.1	$85.6
Hospitality revenue	29.0	22.3	74.9	58.0
Leasing revenue	10.1	7.1	28.2	19.1
Timber revenue	1.2	1.0	5.5	4.8
Total revenue	57.6	53.9	190.7	167.5
Expenses
Cost of real estate revenue	7.2	8.5	35.3	33.1
Cost of hospitality revenue	22.0	16.5	58.2	43.5
Cost of leasing revenue	4.9	3.1	12.6	8.3
Cost of timber revenue	0.2	0.1	0.6	0.5
Corporate and other operating expenses	5.3	5.0	16.5	17.1
Depreciation, depletion and amortization	5.8	4.6	16.3	12.6
Total expenses	45.4	37.8	139.5	115.1
Operating income	12.2	16.1	51.2	52.4
Investment income, net	2.7	2.3	7.5	4.8
Interest expense	(4.7)	(4.1)	(13.0)	(11.6)
Other income, net	3.5	7.4	8.1	12.9
Income before equity in income (loss) from unconsolidated joint ventures and income taxes	13.7	21.7	53.8	58.5
Equity in income (loss) from unconsolidated joint ventures	2.5	(0.5)	3.4	(1.6)
Income tax expense	(4.1)	(6.4)	(14.6)	(15.2)
Net income	12.1	14.8	42.6	41.7
Net loss attributable to non-controlling interest	0.3	0.4	0.2	0.9
Net income attributable to the Company	$12.4	$15.2	$42.8	$42.6
Basic net income per share attributable to the Company	$0.21	$0.26	$0.73	$0.72
Basic weighted average shares outstanding	58,814,972	58,882,549	58,859,723	58,882,549

Summary Balance Sheet (Unaudited)
($ in millions)

	September 30, 2022	December 31, 2021
Assets
Investment in real estate, net	$883.8	$690.1
Investment in unconsolidated joint ventures	58.9	52.0
Cash and cash equivalents	18.8	70.2
Investments – debt securities	74.0	89.0
Other assets	62.2	70.3
Property and equipment, net	37.0	31.1
Investments held by special purpose entities	204.8	205.5
Total assets	$1,339.5	$1,208.2

Liabilities and Equity
Debt, net	$321.1	$223.0
Other liabilities	83.3	68.0
Deferred revenue	39.3	36.2
Deferred tax liabilities, net	81.5	77.3
Senior Notes held by special purpose entity	177.8	177.6
Total liabilities	703.0	582.1
Total equity	636.5	626.1
Total liabilities and equity	$1,339.5	$1,208.2
Corporate and Other Operating Expenses (Unaudited)
($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Employee costs	$2.3	$2.0	$7.1	$7.8
Property taxes and insurance	1.6	1.4	4.2	4.1
Professional fees	0.8	0.7	2.7	2.3
Marketing and owner association costs	0.2	0.3	0.7	1.3
Occupancy, repairs and maintenance	0.1	0.3	0.6	0.5
Other miscellaneous	0.3	0.3	1.2	1.1
Total corporate and other operating expenses	$5.3	$5.0	$16.5	$17.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) is a non-GAAP measure, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. This measure is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distributions from Unconsolidated Joint Ventures” and subtracting “Capital Distributions to Non-Controlling Interest”, “Principal Payments for Debt”, “Principal Payments for Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Cash Provided by Operating Activities	$1.3	$17.9	$30.3	$65.1
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	20.9	13.6	69.7	28.3
Plus: Capital Distributions from Unconsolidated Joint Ventures	2.6	0.2	3.2	0.2
Less: Capital Distributions to Non-Controlling Interest	(0.5)	(0.3)	(2.3)	(1.0)
Less: Principal Payments for Debt *	(0.7)	(0.2)	(2.2)	(1.5)
Less: Principal Payments for Finance Leases	--	--	(0.1)	(0.1)
Less: Maintenance Capital Expenditures	(0.3)	(0.4)	(2.4)	(1.7)
CGFDI	$23.3	$30.8	$96.2	$89.3
Basic Weighted Average Shares Outstanding	58,814,972	58,882,549	58,859,723	58,882,549
CGFDI Per Basic Share	$0.40	$0.52	$1.63	$1.52
*Principal Payments for Debt does not include $17.3 million refinanced by the Pier Park Crossings Phase II joint venture which occurred in April 2022.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2022 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; the continuing recovery from the COVID-19 pandemic; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2022, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com